Exhibit 4.13
                             STOCK OPTION AGREEMENT


        THIS AGREEMENT is made as of July 25, 1995, by and between Superior Services, Inc., a Wisconsin corporation ("Company") and Darrel P. Bassuener ("Employee").

        WHEREAS, the Company considers it desirable and in its best interest that Employee be given an inducement to acquire a further proprietary interest in the Company, and an added incentive to advance the interest of the Company by possessing an option to purchase Common Stock of the Company.

        NOW, THEREFORE, it is agreed between the parties as follows:

        1.   Grant of Option.   The Company hereby grants to Employee the
   right, privilege, and option (the "Option" or "Options") to purchase up to 113,333 shares of its Common Stock, $0.01 par value (the "Common Stock") at the purchase price of Five and 50/100 Dollars ($5.50) per share (the "Option Price"), in the manner and subject to the conditions hereinafter provided.

        2. Time of Exercise of Option. Options granted under this Agreement shall become vested and exercisable immediately on December 31, 1995, unless the Employee's employment is terminated prior to such date for Cause. For purposes of this Agreement, "Cause" shall mean (i) the willful and continued failure to substantially perform Employee's duties with the Company after written demand for substantial performance is delivered to Employee, or (ii) any willful act of misconduct by Employee which evinces a want of integrity, an intentional breach of trust, dishonesty or deliberate disregard of the interest of the Company. A vested Option may be exercised, so long as the Option is valid and outstanding, from time to time in part or as a whole.

        3. Method of Exercise. The Option shall be exercised by written notice to the Company, at the Company's principal place of business, accompanied by certified check, bank draft or postal or express money order in payment of the Option Price for the number of shares specified and paid for. The Company shall make immediate delivery of such shares, provided, that if any law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action.

        4. Termination of Option. Except as herein otherwise stated, any unexercised Options shall terminate upon the first to occur of the following dates:

             (a) Immediately upon the termination of Employee's employment by the Company on or before December 31, 1995 for Cause as set forth above; or

             (b) Three (3) years after the effective date of the registration by the Company of its shares under the Securities Exchange Act of 1933, as amended, in connection with a public offering of its Common Stock.

        5. Reclassification, Consolidation, or Merger. The existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

        If, while there are outstanding Options, the Company shall effect a subdivision or consolidation of shares or other increase or reduction of the number of shares of the Common Stock outstanding without receiving compensation therefor in money, services or property, then (a) in the event of an increase in the number of such shares outstanding, the number of shares of Common Stock then subject to Options hereunder shall be proportionately increased; and (b) in the event of a decrease in the number of such shares outstanding, the number of shares subject to Options hereunder shall be proportionately decreased.

        After a merger of one or more corporations into the Company, or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, Employee shall, at no additional cost, be entitled upon exercise of his Option to receive (subject to any required action by stockholders) in lieu of the number of shares as to which such Option shall then be so exercisable, the number and class of shares of stock or other securities to which Employee would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, Employee had been the holder of record of a number of shares of Common Stock equal to the number of shares as to which such Option shall be so exercised.

        If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company sells or otherwise disposes of substantially all its assets to another corporation while unexercised Options remain outstanding under this Agreement, (i) subject to the provisions of clause (iii) below, and so long as the successor entity is willing to assume the obligation to deliver shares of such stock or other securities, after the effective date of such merger, consolidation or sale, as the case may be, Employee shall be entitled, upon exercise of his Option, to receive, in lieu of shares of Common Stock, shares of such stock or other securities, the holders of shares of Common Stock received pursuant to the terms of the merger, consolidation or sale, and if Employee is subsequently terminated subsequent to the merger, consolidation or sale, then he shall have the right, at any time prior to ninety (90) days following the date of termination to exercise the Option, in whole or in part; (ii) the Board of Directors may waive any limitations set forth in or imposed pursuant to Paragraph 2 hereof so that all Options, from and after a date (not less than thirty (30) days prior to the effective date of such merger, consolidation or sale as the case may
   be), specified by the Board, shall be exercisable in full; or (iii) all outstanding Options may be cancelled by the Board of Directors as of the effective date of any such merger, consolidation or sale provided that (x) notice of any such cancellation shall be given to Employee and (y) Employee shall have the right to exercise such Option in full during a 30-day period preceding the effective date of such merger, consolidation, sale or acquisition.

        Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to outstanding Options.

        6. Rights Prior to Exercise of Option. This Option is nontransferable by Employee, except by will or intestate succession, without the Company's prior written consent. Such consent may be withheld by the Company in its sole discretion. Employee shall have no rights as a stockholder with respect to the Option shares until payment of the Option Price and delivery to him of such shares as herein provided.

        7. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

        8. Employment Not Affected. Neither the granting of the Option nor its exercise shall be construed as granting to the Employee any right with respect to continuance of employment by the Company. Except as may otherwise be limited by written agreement between the Employee and the Company, the right of the Company to terminate at will the Employee's employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by Company (whichever the case may be), and acknowledged by the Employee.

        9.   Restrictions on Transfer.

             (a) As a condition to the Employee's exercise of the Option, the Employee, or his heirs or beneficiaries, shall be required to enter into a Subscription Agreement and a Shareholders Agreement in form and substance satisfactory to the Company, which shall include, among other things, provisions restricting the resale of the Option shares.

             (b) In the event the Company seeks to register its shares under the Securities Act of 1933, as amended, in connection with a public offering, the Employee, or his heirs or beneficiaries, agree that, in connection with any such registration, Employee, his heirs or beneficiaries shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of or otherwise transfer any shares (other than those included in the registration) without the prior written consent of the Company and its underwriters for such period of time from the effective date of such registration as the Company and its underwriters may specify, which period of time shall not exceed 270 days.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


   SUPERIOR SERVICES, INC.                 EMPLOYEE:


   By: /s/ Peter J. Ruud                   /s/ Darrel P. Bassuener
        Peter J. Ruud, Vice President      Darrel P. Bassuener